                           SCHEDULE 14A INFORMATION
     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                          Act of 1934 (Amendment No.)


Filed by the Registrant                          [X]
Filed by a Party other than the Registrant       [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      Horizon Organic Holding Corporation
              --------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.  Title of each class of securities to which transaction applies:

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2.  Aggregate number of securities to which transaction applies:

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3.  Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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4.  Proposed maximum aggregate value of transaction:

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5.  Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

------------------------------------------------------------------------------
6.  Amount Previously Paid:

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7.  Form, Schedule or Registration Statement No.:

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8.  Filing Party:

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9.  Date Filed:

                      HORIZON ORGANIC HOLDING CORPORATION
                               6311 Horizon Lane
                           Longmont, Colorado 80503

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 16, 2000

To the Stockholders of Horizon Organic Holding Corporation:

  Notice Is Hereby Given that the Annual Meeting of Stockholders of Horizon Organic Holding Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, May 16, 2000 at 9:30 a.m. local time at the Left Hand Grange No. 9, 197 Niwot Road, Niwot, Colorado 80503 for the following purposes:

  1. To elect four directors to hold office until the 2003 Annual Meeting of Stockholders.

  2. To ratify and approve the appointment of KPMG LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

  3. To ratify and approve the amendment of the Company's 1998 Equity Incentive Plan to increase the number of shares available for issuance under the Plan by 750,00 shares, to an aggregate of 1,500,000 shares;

  4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on March 24, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                            By Order of the Board of Directors
                                            /s/ Don J. Gaidano
                                            Don J. Gaidano
                                            Assistant Secretary

Boulder, Colorado
April 12, 2000

  All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting.

  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                      HORIZON ORGANIC HOLDING CORPORATION
                               6311 Horizon Lane
                           Longmont, Colorado 80503

                                PROXY STATEMENT

                      FOR ANNUAL MEETING OF STOCKHOLDERS

                                 May 16, 2000

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  The enclosed proxy is solicited on behalf of the Board of Directors of Horizon Organic Holding Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 16, 2000, at 9:30 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Left Hand Grange No. 9, 197 Niwot Road, Niwot, Colorado 80503. The Company intends to mail this proxy statement and accompanying proxy card on or about April 12, 2000, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

  Only holders of record of Common Stock at the close of business on March 24, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 24, 2000 the Company had outstanding and entitled to vote 9,761,589 shares of Common Stock.

  Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Assistant Secretary of the Company at the Company's principal executive office, 6311 Horizon Lane, Longmont, Colorado 80503, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

  The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual meeting of stockholders pursuant to Rule 14a-8, of the Securities and Exchange Commission and the Company's Bylaws is December 13, 2000. Unless a stockholder who wishes to bring a matter before the stockholders at the Company's 2001 annual meeting of stockholders notifies the Company of such matter prior to February 25, 2001, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

                                  Proposal 1

                             Election of Directors

  The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting of the directors assigned to such class in accordance with a resolution adopted by the Board of Directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

  The Board of Directors is presently composed of ten members. There are four directors in the class whose term of office expires in 2000. Each of the nominees for election to this class is currently a director of the Company and, except for Ms. Goolsby, were previously elected by the Company's stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2003 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

  Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2003 Annual
Meeting

  Paul B. Repetto, age 63, a co-founder of the Company, has served as Secretary and a director of the Company since December 1991. Mr. Repetto served as the Company's Vice President, Operations from December 1991 until December 1997, Vice President, Marketing from December 1997 until January 1999, and as the Company's Senior Vice President, Marketing until January 2000. Mr. Repetto is currently working on special projects for the Company. From 1988 to December 1991, Mr. Repetto served as President of Westbrae/Little Bear Natural Foods, the main unit of Vestro Foods, a public company marketing a wide variety of food products. Prior to 1988, Mr. Repetto was President of Natural Protein Products, a natural snack company he acquired. Prior to 1978, Mr. Repetto held senior positions with private advertising agencies. Mr. Repetto has served on the Steering Committee of the Organic Foods Alliance and on the Board of the Organic Foods Production Association of North America, the predecessor organizations to the Organic Trade Association. Mr. Repetto received a B.S. degree from the Massachusetts Institute of Technology.

  Clark Mandigo II, age 56, has served as a director of the Company since July 1996. Since 1991, Mr. Mandigo has been self-employed as a business consultant and investor and has owned an interest in a Papa John's Pizza franchise since April 1995. He currently serves as a director of Lone Star Steakhouse & Saloon Inc., a retail restaurant chain, and as a Trustee of Accolade Funds and U.S. Global Investors Funds. Mr. Mandigo received a B.A. and a J.D. degree from the University of Kansas.

  Richard L. Robinson, age 70, has served as a director of the Company since July 1996. Mr. Robinson has been the Chairman of Robinson Dairy, Inc. since 1975 and has served as Chief Executive Officer of Robinson Dairy, Inc. from 1975 to July 1999. Mr. Robinson serves as a director of Asset Investors, Inc. and U.S. Exploration, Inc. Mr. Robinson received a B.S. degree from Colorado State University.

  Michelle Goolsby, age 42, joined Suiza Foods Corporation ("Suiza") in July 1998 as Executive Vice-President, General Counsel and Secretary. In September, 1999, she assumed the additional duties of Chief Administrative Officer. From September 1988 until July 1998, she held various positions with the law firm of Winstead Sechrest & Minick. Prior to joining Winstead Sechrest & Minick, she held various positions with the Trammell Crow Company.

                  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
                     VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2001 Annual Meeting

  Barnet M. Feinblum, age 52, has served as the President and Chief Executive Officer of the Company from May 1995 until December 1999, and as a director of the Company since May 1995. From July 1993 through March 1995, Mr. Feinblum was the President of Natural Venture Partners, a private investment company. From June 1992 until August 1993, Mr. Feinblum served as the Vice Chairman of Celestial Seasonings, Inc., a large herbal tea company ("Celestial"). From August 1976 until June 1992, Mr. Feinblum held various positions with Celestial, including President, Chief Executive Officer, Chief Operating Officer, Vice President--Finance and Chairman of the Board of Directors. Mr. Feinblum currently serves on the Board of Directors of Seventh Generation Inc. Mr. Feinblum received a B.S. degree from Cornell University and a M.B.A. from the University of Colorado.

  Thomas D. McCloskey, Jr., age 53, has served as a director of the Company since April 1994 and served as Chairman of the Board of Directors from May 1994 until November 1997 and again from May 1999 until the present. Mr. McCloskey has served as Chairman of Cornerstone Holdings, LLC (and predecessor corporation), an investment firm, since 1981. Mr. McCloskey received a B.A. degree from the University of Notre Dame and a M.B.A. from The Wharton School of the University of Pennsylvania.

  Marcus B. Peperzak, age 51, has served as a director of the Company since April 1994 and Chairman of the Board of Directors from November 1997 to May 1999. Since May 1999 he has served as Vice Chairman of the Company. Since October 1973, Mr. Peperzak has held the position of Chief Executive Officer of Aurora Dairy Corporation and its affiliates, one of the nation's largest production dairy farms. Mr. Peperzak received a B.S. degree from the University of California at Berkeley and completed the Harvard Business School Agribusiness Executive Program.

Directors Continuing in Office Until the 2002 Annual Meeting

  Mark A. Retzloff, age 51, is a co-founder of the Company, and has served as a director of the Company since December 1991. Mr. Retzloff has held several positions with the Company, including President and Treasurer from December 1991 to May 1995, Vice President, Sales and Marketing and Treasurer from May 1995 to May 1997, Vice President, Sales from May 1997 to January 1999, and is currently serving as the Company's Senior Vice President, Corporate Development. Mr. Retzloff co-founded Alfalfa's, Inc., a natural foods supermarket chain, and served as its President and Chairman of the Board of Directors from July 1978 to June 1990. Mr. Retzloff also co-founded a national chain of natural foods grocery stores under the trade name "Rainbow Grocery" with which he was employed from 1974 through 1979. Mr. Retzloff has served on the Board of Directors of the Organic Trade Association since September 1992 and as its President since September 1996. Mr. Retzloff received a B.S. degree from the University of Michigan.

  Charles "Chuck" F. Marcy, age 49, joined the Company as President and Chief Operating Officer in November 1999 and in January 2000 was appointed Chief Executive Officer. Mr. Marcy served as President and Chief Executive Officer of the Sealright Corporation, Kansas, City, Mo., a publicly traded (NASDAQ) manufacturer of dairy packaging and packaging systems from 1995 to 1998. From 1993 to 1995 Mr. Marcy was President of the Golden Grain Company, a subsidiary of Quaker Oats Company and maker of the Near East brand of all-natural grain-based products. From 1991 to 1993 Mr. Marcy was President of the dairy division of Kraft General Foods. From 1974 to 1991, Mr. Marcy held various senior marketing and strategic planning roles with Sara Lee Corporation and General Foods. Mr. Marcy received his undergraduate degree in mathematics and economics from Washington and Jefferson College where he graduated magna cum laude. He received his master of business administration degree with a concentration in marketing and general management from the Harvard Business School. He has twice served on the board of directors of the International Dairy Foods Association.

  G. Irwin Gordon, age 49, has served as a director of the Company since July 1998. Mr. Gordon has served as President and Chief Operating Officer of Suiza from February 1998 to October 1999. Mr. Gordon joined Suiza in August 1997 as its Executive Vice President and Chief Marketing Officer. Prior to joining Suiza, Mr. Gordon served in various capacities for PepsiCo, Inc. beginning in March 1983, including most recently as Senior Vice President Global Branding for Frito Lay, from May 1996 until August 1997, Senior Vice-President Marketing from September 1992 until April 1996, Region President-Southern Europe from November 1991 until August 1992 and President and General Manager of various international Frito Lay companies from 1985 until October 1991. Prior to joining PepsiCo in 1992, Mr. Gordon served in various capacities at the Kellogg Company. Mr. Gordon received an Education Degree from the University of British Columbia and a Management Certificate from Stanford University.

Board Committees and Meetings

  During the fiscal year ended December 31, 1999, the Board of Directors held 6 meetings. The Board has four standing committees, the Audit Committee, the Executive Committee, the Agriculture Committee, and the Compensation Committee.

  The Audit Committee makes recommendations to the Board regarding the engagement of the Company's independent certified public accountants and reviews the internal accounting procedures of the Company and the scope and results of the Company's annual audit. The Audit Committee is composed of three non-employee directors: Messrs. Mandigo, Gordon and Robinson. It met one time during 1999.

  The Executive Committee was disbanded during 1999. It was authorized to make option grants of up to 30,000 shares per year, hire and terminate officers (other than the Company's Chief Executive Officer or Chief Financial Officer) and approve certain banking matters, including authorizing the Company to incur indebtedness. The Executive Committee was composed of one employee director and one non-employee director: Messrs. Feinblum and Peperzak. It met one time during 1999.

  The Agriculture Committee is responsible for reviewing and making recommendations to the Board of Directors and the Company's management regarding the Company's dairy and farm operations and strategies. The Agriculture Committee is composed of one employee director and two non-employee directors: Messrs. Peperzak, Robinson and Retzloff. It met one time during 1999.

  The Compensation Committee administers the Company's stock option plan, including making recommendations to the Board with respect to awards thereunder, and the Company's stock purchase plan. The Compensation Committee is composed of three non-employee directors: Messrs. Mandigo, McCloskey and Robinson. It met three times during 1999.

  During the fiscal year ended December 31, 1999, all directors attended at least 75% of the aggregate of the meetings of the Board, and of the committees on which they served, held during the period for which they were a director or committee member.

                                  Proposal 2

               Ratification of Selection of Independent Auditors

  The Board of Directors has selected KPMG LLP as the Company's certified public accountants for the fiscal year ending December 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company's financial statements since December 28, 1996. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     THAT YOU VOTE IN FAVOR OF PROPOSAL 2.

                                  Proposal 3

                           APPROVAL OF AMENDMENT TO
                          1998 EQUITY INCENTIVE PLAN

Introduction

  At the Annual Meeting, the Company's stockholders are being asked to ratify and approve an amendment to the 1998 Equity Incentive Plan (the "Plan") to increase the number of shares of Common Stock reserved for issuance under the Plan by 750,000 shares, to an aggregate of 1,500,000 shares. The Board of Directors has adopted the amendment, subject to stockholder approval at the Annual Meeting.

  The Company believes that long-term equity compensation in the form of stock options is critical in order to attract qualified employees to the Company and to retain and provide incentive to current employees, particularly in light of the increasingly competitive environment for talented personnel. As of December 31, 1999 there were approximately 43,125 shares available for future grants under the Plan. The Board of Directors believes that the number of shares currently available under the Plan is likely to be insufficient in the event of continued growth in the Company's operations, including potential increases in the number of employees. For this reason, the Board of Directors has determined that it is in the best interests of the Company to increase the number of shares available for issuance under the Plan by 750,000 shares.

  The Board of Directors believes that the Company and its stockholders have benefitted from the use of stock options as an effective means to secure, motivate and retain qualified and competent employees of the Company and its subsidiaries. Accordingly, the Board of Directors recommends that the stockholders vote "FOR" ratification and approval of the amendment of the Plan. Unless otherwise directed therein, the proxies solicited hereby will be voted for ratification and approval of the amendment of the Plan.

  Although the Company is only proposing to amend the number of shares available for issuance under the Plan, set forth below is a summary of the principal features of the Plan. The summary, however, does not purport to be a complete description of all the provisions of the Plan. Any stockholder of the Company who wishes to obtain a copy of the actual Plan document may do so upon written request to the Assistant Secretary at the Company's principal offices at 6311 Horizon Lane, Longmont, Colorado 80503.

General

  The purposes of the Plan are to obtain for the Company the benefits of the incentive inherent in the ownership of the Company's Common Stock by employees of the Company who are important to the success and the growth of the business of the Company, to help the Company retain the services of such persons, and to compensate such persons for their service to the Company. The number of employees of the Company and its subsidiaries which are eligible to participate in the Plan is 228.

  The aggregate number of shares which may be issued, and as to which stock options may be granted, under the Plan is currently 750,000 shares of Common Stock (excluding any increase by the proposed amendment), subject to proportionate adjustment by reason of merger, consolidation, reorganization, recapitalization, or exchange of shares or by stock dividend, stock split, combination of shares, or other changes in capital structure effected without receipt of consideration. If any stock option granted under the Plan expires, is surrendered in whole or in part, or terminates for any reason without being exercised in full, then the number of shares subject to the stock option will again be available for purposes of the Plan. The shares of Common Stock which may be issued under the Plan may be either authorized but unissued shares or treasury shares, or both.

  An option holder shall have none of the rights of a stockholder with respect to any shares covered by the option until such individual shall have exercised the option, paid the option price and been issued a stock certificate for the purchased shares. Upon exercise of the option, payment of the option price and issuance of the stock certificate, the option holder shall have all of the rights of a stockholder with respect to such shares including voting and dividend rights, subject only to the provisions of this Plan and other instruments implementing the provisions hereof.

Administration

  The Plan is to be administered by the Company's Board of Directors (the "Board"). The Board, however, may at any time appoint a committee (the "Committee") of two (2) or more non-employee directors and delegate to such Committee one or more of the administrative powers allocated to the Board under the provisions of the Plan, including (without limitation) the power to determine the person or persons to be granted options under the Plan, the number of shares to be covered by such options, whether such options are to be incentive stock options ("Incentive Stock Options") under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified options ("Nonstatutory Stock Options") not intended to meet the requirements of
Section 422A, or stock bonuses and grants of restricted stock (the "Stock Bonuses"), and the time or times at which options are to be exercisable (collectively, the "Stock Awards"). The Board or the Committee, as the case may be, has the power to interpret and amend the Plan, subject to further approval by the stockholders for certain amendments required by statute, SEC regulations or NASDAQ or Exchange rules to be approved by the stockholders. All questions of interpretation and application of the Plan, or as to stock options granted under the Plan, are subject to the determination of the Board or the Committee, which will be final and binding.

Eligibility and Grant of Stock Options

  The persons who are eligible to receive options pursuant to the Plan are such employees of the Company, and Directors and Consultants of the Company, as defined in the Plan, including employees who are also members of the Board, as the Board or the Committee shall from time to time select.

  The Board or the Committee has the full and absolute authority to determine the number of shares to be covered by granted options, whether options are to be Incentive Stock Options, Nonstatutory Stock Options or Stock Bonuses, as well as the time or times at which options are to be exercisable and such other terms and conditions as may be applicable to such options. However, no option granted under the Plan shall have a term in excess of ten (10) years from the grant date.

  The option price per share for Incentive Stock Options and Nonstatutory Stock Options will be fixed by the Board or the Committee, but in no event shall the option price per share for Incentive Stock Options be less than one hundred percent (100%) of the fair market value of a share of Common Stock on the date of the option grant. The Plan has specific provisions for determining the fair market value of Common Stock for the purpose of determining the option price.

Transfers

  No Incentive Stock Options granted under the Plan shall be transferable by the optionee other than by will or by the laws of descent and distribution. Nonstatutory Stock Options and Stock Bonuses may be transferable to the extent expressly provided in the Option Agreement or Stock Award Agreement.

Adjustment of Shares

  If any changes made in the shares subject to the Plan or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, issuance of rights to subscribe, or change in capital structure), appropriate adjustments or substitutions shall be made by the Board or the Committee in or for such shares (including adjustments in the maximum number of shares subject to the Plan and the number of such shares and price per share subject to the Plan and the number of such shares and price per share subject outstanding options granted under the Plan) as the Board or the Committee, in its sole discretion shall deem equitable to prevent dilution or enlargement of option rights.

  In the event of a sale of all or substantially all of the assets of the Company or fifty percent (50%) or more of the outstanding voting stock of the Company by means of a sale, merger, reorganization or liquidation, the outstanding options shall be assumed by the successor corporation (or parent thereof) or be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof). In the event the surviving or aquiring corporation refuses to assume such options or substitute similar options, then such Stock Awards shall accelerate in vesting and become fully vested prior to the event. Each person holding unexercised options shall be entitled to have such options assumed by the successor corporation (or parent thereof) or replaced with a comparable option, as the case may be. The determination of option comparability will be made by the Board, and its determination shall be final, binding and conclusive.

Amendment and Termination of the Plan

  The Board shall have the power and authority to amend or modify the Plan in any or all respects, whatsoever; provided, however, that no such amendment or modification shall, without the consent of the option holders, adversely affect rights and obligations with respect to options at the time outstanding under the Plan; and provided, further, that the Board shall, except for amendments relating to adjustments upon changes in the stock, obtain the approval of the stockholders of the Company for all such amendments as are required by statute, SEC regulation or NASDAQ or Exchange rules to be approved by the stockholders.

  The Plan, unless sooner terminated, shall terminate at the close of business on April 13, 2008. The Board shall have the authority to effect, at any time and from time to time, with the consent of the affected optionee, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options under the Plan covering the same or different numbers of shares of Common Stock but having an option price per share not less than one hundred percent (100%) of fair market value on the new grant date.

Plan Benefits

  The Company cannot currently determine the number of shares subject to the options that may be granted in the future to executive officers, directors and employees under the Plan. The following table sets forth information with respect to the stock options granted under the Plan during the fiscal year 1999, to the named executive officers, all current named executive officers as a group, all current directors as a group and all employees (including all current officers who are not named officers) as a group under the Plan.

                                                                   Number of
                                                                 Shares Subject
                                                Weighted Average   to Options
                                                    Exercise        Granted
                      Name                      price per share  Under the Plan
                      ----                      ---------------- --------------
   Charles F. Marcy...........................        7.94          200,000
   Barnet M. Feinblum.........................       17.25           12,000
   Paul B. Repetto............................       17.25            8,000
   Mark A. Retzloff...........................       17.25            8,000
   Don Gaidano................................       13.22           18,000
   Jay Wilson.................................       10.00           12,000
   Executive Officers as a group (6 persons)..        9.42          258,000
   All current directors (other than named
    executive officers) as a group (5
    persons)..................................       16.60           22,000
   All employees (including officers who are
    not named executive officers) as a group..        6.27          144,580

--------

Federal Income Tax Consequences

  The following is a brief summary of the principal federal income tax consequences of the grant and exercise of Non statutory and Incentive Stock Options under present law.

 Tax Treatment--Non statutory Stock Options

  An optionee will not recognize any taxable income for federal income tax purposes upon receipt of a Non statutory stock option.

  Upon the exercise of a Non statutory stock option with cash, the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the option price is generally treated as compensation received in the year of exercise. If the option price is paid in whole or in part with shares of the Company's Common Stock, no income, gain or loss is recognized on the receipt of shares equal in value on the date of exercise to the shares delivered in payment of the option price. The fair market value of the remainder of the shares received upon exercise, determined as of the date of exercise, less the amount of cash, if any, paid upon exercise, is generally treated as compensation received on the date of exercise. Individuals are subject to special Federal income tax rules upon the exercise of a Non statutory stock option (i) if the exercise is within six months of the date of grant, or (ii) in the event the fair market value of the shares acquired is less than the option price on the date of exercise.

  In each instance that an amount is treated as compensation received, the Company generally is entitled to a corresponding deduction in the same amount for compensation paid to the optionee in such taxable year.

 Tax Treatment--Incentive Stock Options

  The grant of a Incentive Stock Option pursuant to Section 422A of the Code has no tax consequences to the optionee. Thus, optionees will have no income from the receipt of Incentive Stock Options, and the Company will have no business expense deductions from the grant of the Incentive Stock Options.

  When the statutory stock option is exercised, no income is attributed to the optionee to whom stock is transferred. However, to obtain this tax deferred treatment, the individual must maintain the shares he or she acquires through the exercise of the Incentive Stock Option for the required holding period. In short, there must be no disposition of the stock: (i) within two (2) years after the option is granted, or (ii) within one (1) year after the stock is transferred to the optionee. These holding period requirements do not apply to statutory options that are exercised after the employee's death. If an individual fails to hold the stock for the requisite holding period, the tax will be deferred only until the tax year in which the stock is disposed of, and the gain will be treated as ordinary income. On the other hand, when the requisite holding periods are met, an individual will be taxed at the capital gains rate when stock obtained pursuant to the exercise of the Incentive Stock Option is sold.

Vote Required

  The affirmative vote of the holders of a majority of the Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the proposed amendment of the Plan. An abstention from voting on a matter by a stockholder present in person or represented by proxy and entitled to vote has the same legal effect as a vote "AGAINST" the proposed amendment.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 3.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 24, 2000 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                      Number of
                                                        Shares      Percent
                                                     Beneficially Beneficially
            Name of Beneficial Owner(1)                Owned(2)     Owned(2)
            ---------------------------              ------------ ------------
Suiza Food Corporation..............................  1,188,000      12.17
 2515 McKinney Avenue, Suite 1200
 Dallas, Texas 75201

Michelle Goolsby(3).................................  1,188,000      12.17

Thomas D. McCloskey, Jr.(4).........................  1,003,889      10.28

McCloskey 1998 GRAT.................................    671,821       6.88

Lord Abbett & Co.(5)................................  1,018,758      10.44
 767 Fifth Avenue
 New York, New York 10153-0203

Marcus B. Peperzak(6)...............................    263,359        2.7

Paul B. Repetto(7)..................................    395,585       4.05

Mark A. Retzloff(8).................................    374,397       3.84

Barnett M. Feinblum(9)..............................    348,591       3.57

Clark R. Mandigo II(10).............................     90,183        *

Charles F. Marcy....................................      9,100        *

G. Irwin Gordon(11).................................      7,943        *

Richard L. Robinson(12).............................     58,938        *

Don J. Gaidano(13)..................................     32,983        *

Jay C. Wilson(14)...................................     15,534        *

All executive officers and directors as a group (12
 persons)(15).......................................  3,789,502      38.82

--------
 * Less than one percent.
 (1) Unless otherwise set forth, all addresses are c/o the Company, 6311 Horizon Lane, Longmont, Colorado 80503.
 (2) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 9,761,589 shares of Common Stock outstanding as of March 24, 2000 adjusted as required by rules promulgated by the SEC. All warrants are currently exercisable and share amounts include stock options exercisable within 60 days of March 24, 2000.
 (3) Includes shares held by Suiza Foods Corporation. Ms. Goolsby is the Chief Administration Officer of Suiza Foods Corporation and disclaims any beneficial ownership of the shares held by Suiza Foods Corporation.

 (4) Includes 671,821 shares held by the McCloskey 1998 GRAT, of which Mr. McCloskey's children are the beneficiaries, 29,000 shares and warrants to purchase 4,668 shares of Common Stock held by McCloskey Children's Trust, of which Mr. McCloskey's children are the beneficiaries; 25,000 shares held by the McCloskey Trust, of which Mr. McCloskey is a trustee, and an aggregate of 61,299 shares held in trusts by each of his four children (collectively, the "Trust Shares"); and 155,280 shares held by McCloskey Ventures LLC, of which Mr. McCloskey is a manager (the "LLC Shares"). Mr. McCloskey disclaims any beneficial interest in the Trust Shares and the LLC shares, except to the extent of his pecuniary interest in the LLC Shares arising from his role therein. Also includes 22,500 shares subject to stock options.
 (5) Based on a Schedule 13G filing as of January 11, 2000.
 (6) Includes 54,467 shares held by Aurora Dairy Corporation Pension Plan Trust, of which Mr. Peperzak is trustee. Also includes 24,750 shares subject to stock options.
 (7) Includes 1,980 shares held by his spouse and 31,125 shares subject to stock options.
 (8) Includes 14,000 shares held by his spouse, an aggregate of 42,000 shares held in trust for his three children and 33,125 shares subject to stock options.
 (9) Includes 25,085 shares held by his spouse, 19,538 shares held by the Feinblum Investment Management LLP and 185,000 shares subject to stock options.
(10) Includes 59,447 shares held jointly with his spouse, an aggregate of 23,236 shares held in trust for his four children and 7,500 shares subject to stock options.
(11) Includes 1,500 shares subject to stock options.
(12) Includes 13,860 shares held in trust on behalf of Mr. Robinson's nieces and nephews, of which Mr. Robinson is trustee and 4,000 shares subject to stock options.
(13) Includes 17,500 shares subject to stock options.
(14) Includes 5,000 shares subject to stock options.
(15) Includes 3,876,404 shares and 299,250 shares subject to stock options and warrants to purchase 4,668 shares held by held by directors and executive officers of the Company and entities affiliated with such persons. See Notes 3, 4 and 6 through 14 above.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that a Form 3 was not timely filed due to clerical error with respect to Ms. Goolsby's appointment as a director.

                                  MANAGEMENT

Executive Officers

  The following table sets forth certain information concerning the executive officers of the Company as of March 31, 2000:

Name                        Age                     Position
----                        ---                     --------
Thomas McCloskey, Jr.......  53 Chairman of the Board of Directors
Charles F. Marcy...........  49 President, Chief Executive Officer, and Director
Paul B. Repetto............  63 Secretary and Director
Mark A. Retzloff...........  51 President, International and Director
Don J. Gaidano.............  51 Vice President, Finance & Administration, Chief
                                 Financial Officer, Treasurer and Assistant
                                 Secretary
Amy Barr...................  45 Vice President, Communications
Clark Driftmier............  46 Vice President, Marketing
Kyle Joe Langley...........  43 Vice President, Sales
Gary Merriman..............  48 Vice President, Human Resources
Kevin O'Rell...............  48 Vice President, Quality Assurance and Research
                                 and Development
Jay C. Wilson..............  51 Vice President, Operations

  Don J. Gaidano has served as Vice President, Finance & Administration, Chief Financial Officer, Treasurer and Assistant Secretary of the Company since May 1997. From April 1994 until April 1997, Mr. Gaidano worked as a private financial consultant for food manufacturers and distributors. From 1974 until April 1994, Mr. Gaidano held various positions with Bromar, Inc., a food brokerage business, including Executive Vice President, Chief Financial Officer, Controller, Corporate Secretary, Treasurer and a director. Mr. Gaidano received a B.S. degree from the University of Santa Clara and is a Certified Public Accountant.

  Amy Barr has served as Vice President, Communications of the Company since 1999. Prior to becoming Vice President, Communications, Ms. Barr served as the Company's first director of corporate communications. Before joining the Company, Ms. Barr served as the director of the Good Housekeeping Institute, a research organization for the Good Housekeeping Magazine of which Ms. Barr was the nutrition and fitness editor. Ms. Barr is a registered dietician. She received her undergraduate degree in nutrition from the University of Nebraska, a masters degree in nutrition education from Tufts University and a masters degree in science journalism from Boston University.

  Clark F. Driftmier has served as Vice President, Marketing of the Company since January 2000. From 1994 to 2000, Mr. Driftmier served in various capacities, including Senior Vice President of Marketing, for Small Planet Foods, L.L.P., the second-largest natural foods company in the United States. Small Planet Foods is the parent company for such lines as Cascadian Farm, Fantasic Foods and Muir Glen. From 1989 to 1994, Mr. Driftmier served as Product Manager-Breakfast Cereal Division, Ralston Purina Company. Mr. Driftmier received his MBA from Darden Graduate Business School, University of Virginia, his masters in music from Northwestern University and his bachelors degree in music from Oberlin College.

  Kyle Joe Langley has served as Vice President, Sales of the Company since January 1999. From 1977 until 1998, Mr. Langley served in various capacities at The Dannon Company, Inc., including most recently as Western Division Manager from 1994 until 1998, Central Division Manager from 1992 until 1994, Region Manager from 1988 until 1992, and District Manager from 1985 until 1988.

  Gary Merriman has served as Vice President, Human Resources since January 1999. From 1995 to 1999, Mr. Merriman held various positions at General Electric Corporation, GE Information Technology Distribution, including Vice President, Human Resources and Director, Human Resources. From 1994 to 1995, Mr. Merriman was the director of human resources for Green Technologies, Inc. From 1989 to 1994, Mr. Merriman held various human resources positions at Valleylab, Inc.

  Kevin O'Rell has served as Vice President, Research & Development/Quality Assurance since May 1999. From 1987 to 1999, Mr. O'Rell was President of Brotech, a food and dairy consulting firm. Prior to that Mr. O'Rell held various technical positions at Beatrice Foods, Crest Foods and Dannon. Mr. O'Rell received his bachelors degree in food science from the University of Illinois.

  Jay C. Wilson has served as Vice President, Operations of the Company since March 1998. From April 1996 until March 1998, Mr. Wilson served as Vice President of Business Development at Dole Foods Hawaii, a division of Dole Food Company, Inc. From January 1992 until April 1996, Mr. Wilson worked in two divisions of Borden, Inc., as the Region Operations Manager for Meadow Gold Dairies Western Region, and as President and General Manager of Meadow Gold Dairies Hawaii. Mr. Wilson received a B.S. degree and a M.B.A. from the University of Minnesota.

  See "Proposal 1--Election of Directors" for the biographies of other executive officers who serve on the board of directors.

                            EXECUTIVE COMPENSATION

Compensation of Directors

  Each non-employee director receives $1,000 for each Board meeting attended and $500 for each Committee meeting attended on a date separate from any Board meeting. These fees are paid in grants of shares of the Company's Common Stock, calculated by dividing the relevant amount by the per-share price, which will be equal to the fair market value of the Company's Common Stock as reported on the NASDAQ National Market on the date of such meeting. Directors are also reimbursed for certain expenses in connection with attendance at Board and Committee meetings. In the fiscal year ended December 31, 1999, the total compensation paid to non-employee directors was $24,000 in the form of Company Stock.

  In addition, each non-employee director is entitled to receive a grant of options exercisable for 3,000 shares of the Company's Common Stock under the Company's 1998 Equity Incentive Plan after each annual meeting of stockholders at an exercise price equal to the fair market value of the Company's Common Stock as reported on the NASDAQ National Market on the date of such annual meeting. Additionally, each non-employee director elected to serve as a director will receive an option grant exercisable for 3,000 shares of the Company's Common Stock upon his or her appointment to the Board. In the fiscal year ended December 31, 1999, the Company granted options to each of Messrs. Mandigo, Gordon, McCloskey and Robinson for 3,000 shares of the Company's common stock at an exercise price of $16.06.

  As of March 1, 2000 no options had been exercised by non-employee directors under the Plan.

Compensation of Executive Officers

  The following table shows for the fiscal years ended December 31, 1997, 1998, and 1999 compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at December 31, 1999 (the "Named Executive Officers"):

                          Summary Compensation Table

                                                      Long Term
                              Annual Compensation    Compensation
                             ----------------------- ------------
                                                      Securities   All Other
                             Fiscal   Salary  Bonus   Underlying  Compensation
Name and Principal Position   Year    ($)(1)  ($)(1)  Options(#)     ($)(2)
---------------------------  ------   ------- ------ ------------ ------------
Charles F. Marcy............  1999(3)  19,284    -0-   200,000         -0-
 President and Chief
  Executive Officer

Barnet M. Feinblum..........  1999    180,000 32,400    12,000       5,653
 Former President and Chief   1998    140,000 96,040       -0-       4,819
  Executive Officer
                              1997    125,000 44,109    40,000       3,577

Paul B. Repetto.............  1999    150,000 18,000     8,000       4,771
 Secretary and former Senior  1998    120,000 50,880       -0-       4,219
  Vice President, Marketing   1997    115,000 22,310    22,500       3,291

Mark A. Retzloff............  1999    150,000 18,000     8,000       4,771
 Senior Vice President,       1998    120,000 52,800       -0-       4,219
  Corporate Development
                              1997    115,000 30,878    22,500       3,291

Don J. Gaidano..............  1999    130,000 15,600    18,000       4,513
 Vice President, Finance &    1998    108,333 54,000       -0-       3,869
  Administration,
  Chief Financial Officer,    1997     58,583 14,646    30,000       1,726
  Treasurer and
  Assistant Secretary

Jay C. Wilson...............  1999    130,000 15,600    12,000       3,075
 Vice President, Operations   1998     83,333 45,800    10,000         360

--------
(1) Includes amounts, if any, deferred pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended.
(2) Represents matching contributions made by the Company to the 401(k) Plan and premiums for long-term disability insurance paid by the Company.
(3) Mr. Marcy joined the Company in November 1999.

                       STOCK OPTION GRANTS AND EXERCISES

  The Company grants options to its executive officers under the Plan. As of December 31, 1999, options to purchase a total of 706,875 shares were outstanding under the Plan and options to purchase 43,125 shares remained available for grant thereunder.

  The following table sets forth for the Named Executive Officers certain information regarding options granted for the fiscal year ended December 31, 1999:

                          Option Grants in Fiscal 1999

                                                                             Potential
                                                                        Realizable Value at
                                                                          Assumed Annual
                         Number of    Percent of                          Rates of Stock
                           Shares   Total Options                       Price Appreciation
                         Underlying   Granted to   Exercise             for Option Terms(3)
                          Options    Employees in    Price   Expiration -------------------
Name                     Granted(1) Fiscal Year(2) ($/Share)    Date       5%        10%
----                     ---------- -------------- --------- ----------    --     ---------
Charles F. Marcy........  150,000       35.17         8.25    11/29/04  1,579,398 1,993,006
                           50,000       11.72         7.013   12/29/04    447,528   564,725

Barnet M. Feinblum......   12,000        2.81        17.25     1/26/04    264,190   333,375

Paul B. Repetto.........    8,000        1.88        17.25     1/26/04    176,126   222,250

Mark A. Retzloff........    8,000        1.88        17.25     1/26/04    176,126   222,250

Don J. Gaidano..........    8,000        1.88        17.25     1/26/04    176,126   222,250
                           12,000        2.81           10    10/27/04    127,628   161,051

Jay Wilson..............   12,000        2.81           10    10/27/04    153,153   193,261

--------
(1) 25% of the options vest and will become exercisable upon the first anniversary of the grant date and will become exercisable as to the remainder of the grant in three equal annual installments thereafter.
(2) Based on 426,500 total options granted in fiscal 1999.
(3) The potential realizable value is calculated assuming that the fair market value of Common Stock on the date of the grant as determined by the Board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the Common Stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are mandated by the rules of the Securities and Exchange Commission (the "SEC") and do not represent the Company's estimate or projection of future increases in the price of its Common Stock.

  Aggregated Option Exercises in Fiscal 1999 and Fiscal Year End Option Values

  The following table sets forth for the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the fiscal year ended December 31, 1999 and the fiscal year end number and value of unexercised options:

                                                          Number of
                                                         Securities           Value of
                                                         Underlying          Unexercised
                                                     Unexercised Options    In-the-Money
                                                         at 12/31/99     Options at 12/31/99
                         Shares Acquired    Value       Exercisable/        Exercisable/
          Name           on Exercise(#)  Realized($) Unexercisable(#)(1) Unexercisable($)(2)
          ----           --------------- ----------- ------------------- -------------------
Charles F. Marcy........        --            --             0/200,000           0/24,350
Barnet M. Feinblum......        --            --       222,000/180,000     918,450/62,900
Paul B. Repetto.........        --            --         30,625/55,500     139,810/32,525
Mark A. Retzloff........        --            --         30,625/55,500     139,810/32/525
Don J. Gaidano..........        --            --         12,500/48,000      29,000/34,000
Jay C. Wilson...........        --            --          2,500/30,000        2,500/7,500

--------
(1) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock at December 31, 1999.
(2) Based on the fair market value of the Common Stock as of December 31, 1999 of $7.50 per share, minus the per share exercise price of "in-the-money" unexercised options, multiplied by the number of shares represented by such options.

Employment Agreements

  Messrs. Feinblum, Repetto and Retzloff (each, an "Executive") have entered into Amended Executive Employment Agreements with effective dates of January 1, 1998 and Mr. Marcy has entered into an Amended and Restated Employment Agreement with an effective date as of November 29, 1999 (collectively, the "Employment Agreements"). Mr. Feinblum resigned from his position as Chief Executive Officer of the Company in January 2000. The Employment Agreement with Mr. Feinblum provided that he would receive an annual salary of $140,000, which was to be adjusted annually by the Compensation Committee, and the Employment Agreements with Messrs. Repetto and Retzloff provide that they will each receive an annual salary of $120,000, which may be adjusted annually by the Compensation Committee. The Employment Agreement with Mr. Marcy provides that he will receive an annual salary of $250,000 while performing duties as the President and Chief Operating Officer of the Company and an annual salary of $275,000 while performing duties as the President and Chief Executive Officer of the Company, which may be adjusted annually by the Compensation Committee. Mr. Marcy was appointed President and Chief Operating Officer beginning in November 1999 and was appointed Chief Executive Officer in January 2000.

  Additionally, for the year ended December 31, 1999, each Executive was eligible to receive incentive bonuses in an amount up to 60% (90% for Mr. Feinblum and 110% for Mr. Marcy) of his base salary and except for Mr. Marcy, the Compensation Committee may increase such percentages for the year ended December 31, 2000. The Employment Agreements also provide that each Executive will be entitled to (i) four weeks paid vacation (26 days for Mr. Marcy per year plus 10 additional days during the first year), (ii) participation in any employee benefit plans the Company makes available to its other employees,
(iii) life insurance in the minimum amount of $100,000 for Messrs. Repetto, Retzloff and Feinblum, (iv) disability insurance, and (v) reimbursement of reasonable business expenses. Mr. Feinblum's Employment Agreement also provides that all 135,000 of the incentive stock options granted to him under the stock option agreement dated June 1, 1995 are fully vested and exercisable. Mr. Marcy's Employment Agreement also provides that the Company will reimburse him all costs related to his relocation to Colorado up to a maximum of $100,000. Mr. Repetto retired as an operating officer of the Company in January 2000.

  Each Employment Agreement provides that the Company may terminate the Executive at any time. In the case of Messrs. Repetto, Feinblum and Retzloff, if the Executive is terminated without cause or if the Executive terminates his Employment Agreement for cause, the Company is obligated to pay the Executive's salary for a period equal to the longer of (i) twelve months after the date of termination or (ii) the remainder of the employment period. In such case, the Executive also is entitled to a pro rata incentive bonus for the year in which termination occurs. The Employment Agreements for Messers. Repetto, Feinblum and Retzloff also contain noncompete provisions which prohibit the Executives, without the consent of the Company, for a period of twenty-four months after the termination or expiration of the Executive's employment with the Company from (i) owning more than 5% of the outstanding stock of a publicly-traded competitive company; (ii) owning any stock of a privately held competitive company; (iii) participating in the financing, operation, management or control of any competitive company; and (iv) soliciting employees of the Company. In Mr. Marcy's Employment Agreement, if the Executive is terminated without cause, the Company is obligated to pay the Executive's salary for a period equal to eighteen (18) months provided Mr. Marcy executes a release and non-compete agreement for a duration of eighteen (18) months and limited to the organic products industry.

                    REPORT OF THE COMPENSATION COMMITTEE(1)

The Compensation Committee

  The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of at least two non-employee directors elected by the Board of Directors. The Compensation Committee is responsible for providing guidance and periodic monitoring for all corporate compensation, benefit, perquisite, and employee equity programs. The Compensation Committee specifically reviews and approves the following matters within the following limitations:

  (i) compensation, benefit, perquisite action for all corporate officers (except a corporate officer only holding the office of secretary) ("Corporate Officers"),

  (ii) all bonus plans, total bonus payments and individual awards to all Corporate Officers,

  (iii) benefit plans including profit sharing and pension program,

  (iv) perquisite programs and perquisites for Corporate Officers,

  (v) employment agreements for all Corporate Officers and for all others with base salaries in excess of $100,000. In addition, the Compensation Committee makes recommendations to the Board of Directors regarding the grant of options under the Company's stock option plans.

Base Salary

  The Committee annually reviews each executive officer's base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

Bonuses

  The Company paid bonuses to its Chairman of the Board of Directors, Chief Executive Officer and four other executive officers in 1999, in amounts ranging from $15,600 to $32,500. Such bonuses were based on the extent to which the corporate goals described above were achieved, and represented from approximately 12% to 18% of such officer's base salary.

Stock-Based Incentive Compensation

  The Company adopted the 1998 Equity Incentive Plan (the "Plan") in order to provide equity based performance incentives to its employees. The Plan authorizes the Company to award incentive stock options and nonqualified stock options to purchase Common Stock to officers and other employees of the Company. The purpose of the Plan is to attract, retain and motivate officers and employees. Stock options may be exercised at a purchase price as recommended by the Compensation Committee and determined by the Board of Directors, provided that the exercise price per share under the Plan is not less than 100% of the fair market value on the date of grant for incentive stock options and not less than 85% of the fair market value on the date of grant for nonqualified stock options. Options to beneficial owners of 10% or more of the Company's outstanding shares may be granted at an exercise price per share of not less than 110% of fair market value. The grants are designed to align the interests of the optionee with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business, even though certain executive officers are already significant stockholders of the Company (see "Security Ownership of Certain Beneficial Owners and Management"). Moreover, the long-term vesting schedule encourage a long-

--------
(1) Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Graph shall not be incorporated by reference into any such filings, and shall not be deemed soliciting material under the Securities Act or the Exchange Act.

term commitment to the Company by its executive officers and other optionee. The size of the option grant to each optionee is set at a level that the Compensation Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also takes into account the individual's potential for future responsibility and promotion over the option vesting period, and the individual's performance in recent periods. The Compensation Committee periodically reviews the number of shares owned by, or subject to options held by, each executive officer, and additional awards are considered based upon past performance of the executive officer.

Chief Executive Officer Compensation

  For the fiscal year ended December 31, 1999, Charles F. Marcy, the current President and Chief Executive Officer of the Company received total cash payments of 19,284 in salary and no payments as a bonus. The base salary of Mr. Marcy was set at an annual rate of $250,000 in 1999 for services rendered by Mr. Marcy as the President and Chief Operating Officer of the Company. That base salary was increased to an annual rate of $275,000 at the time Mr. Marcy became President and Chief Executive Officer of the Company upon the effective resignation of Barnet M. Feinblum in January, 2000. Mr. Marcy's salary is based largely on review of competitive salaries in the industry and other subjective factors.

  For the fiscal year ended December 31, 1999, Barnet M. Feinblum, the President and Chief Executive Officer of the Company until January 2000 received total cash payments of $180,000 in salary and $32,400 as a bonus. The base salary of Mr. Feinblum was set at an annual rate of $140,000 commencing January 1, 1998, which represented an increase from his base salary of $125,000 in 1997. Mr. Feinblum's base salary was increased largely on review of competitive salaries in the industry.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

  Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year.

  Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and any final Treasury regulations and to comply with Section 162(m) of the Code in the future to the extent consistent with the best interest of the Company.

Conclusion

  The Compensation Committee believes that the compensation programs of the Company and the administration of those programs well serve the interest of the Company's stockholders. These programs allow the Company to attract, retain and motivate exceptional management talent and to compensate executives in a manner that reflects their contributions to both the short and long-term performance of the Company. The Company intends to continue to emphasize programs that it believes will positively affect stockholder value.

                        Compensation Committee Members
     Clark R. Mandigo II, Thomas D. McCloskey, Jr. and Richard L. Robinson

Compensation Committee Interlocks and Insider Participation

  As noted above, the Compensation Committee consists of Messrs. Mandigo, McCloskey and Robinson. None of the members of the Compensation Committee have served as executive officers of the Company. See "Certain Relationships and Related Transactions" for a description of certain transactions with these board members. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company's Board or Compensation Committee.

Performance Measurement Comparison
  The following graph shows the total stockholder return on the Company's Common Stock from July 2, 1998 (the date the Company became a public company) until December 31, 1999, for (i) the Company's Common Stock; (ii) a peer group selected by management, consisting of the following six companies: Ben & Jerry's Homemade, Celestial Seasonings, Gardenburger, Hain Food Group, Hansen Natural Corporation and Odwalla, (iii) the NASDAQ Stock Market index and (iv) the Russell 2000 Equity Index. The Company has added a peer group index in the 1999 analysis below because the Company believes the peer group selected is representative of their industry. The graph assumes the investment of $100 in the Company's Common Stock and in each of the indexes on July 2, 1998 and reinvestment of all dividends.

                      7/2/98       12/31/98     12/31/99
Horizon                  100            103           50
NASDQ                    100            116          215
Russell 2000             100            109          132
Peer Group               100             86           73

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Aurora Affiliates

  Mr. Peperzak is a significant stockholder of Aurora Dairy Corporation ("Aurora" or "ADC"), Aurora Dairy Corporation of Colorado ("ADC-Colorado"), Aurora Dairy Corporation of Texas ("ADC-Texas") and United States Dairy Company L.L.C. (collectively, the "Aurora Affiliates").

  Sublease. The Company subleased approximately 3,600 square feet of its office space under its office lease to Aurora. The term of the sublease expired in July 1999. Aurora paid approximately $1,900 per month to the Company for these subleased premises.

  Dairy Herd Management Agreement. On March 5, 1999 (subsequently amended on June 9, 1999) the Company entered into a Dairy Herd Management and Supply Agreement with Aurora. The agreement allows the Company to provide and maintain an organic dairy herd at ADC's facilities in Platteville, Colorado approximating 1,150 head milking. The Company is to provide the feed for the animals while also paying for approximately $270,000 in equipment and leasehold improvements. ADC is to manage the herd and pay for all operating expenses outside of the feed, breeding and cattle costs and the related leasehold/company purchased equipment depreciation. The management fees vary throughout the term of the contract but require a minimum of $90,000 per month. The contract runs from October 1999 through September 2002. The Company has the option to renew the agreement for up to an additional 18 months in six-month increments provided that the Company gives ADC notice of its extension by June 30, 2002.

  The payments made during 1999 to ADC for the management fee were $270,000. Other miscellaneous charges associated with this herd for services provided outside of the contract during 1999 was approximately $9,000.

  During 1999, 597 heifers were purchased from ADC for $561,875. Equity and purchase rights in over 2,000 head of other heifers were purchased for $102,600 during the year from ADC. $3,036 was paid to ADC for consulting work for the Maryland Farm.

Directors' Affiliations with Company Processors and Customers

  Robinson Dairy, Inc. ("Robinson Dairy") which is one of the Company's milk processors, is controlled by Suiza, a majority shareholder of the Company. Robinson Dairy was purchased by Suiza in July 1999. In addition, Mr. Robinson, a director of the Company, is the Chairman of Robinson Dairy. On January 1, 1999, the Company entered into a Processing and Distribution Agreement (Agreement) with Robinson Dairy, whereby the Company will not engage another processor located within the state of Colorado. Per the Agreement, the Company will pay minimum co-packing fees for processing product through December 31, 2003. The Company incurred expenses of approximately $779,000, $1,049,000 and $660,000 during 1999, 1998 and 1997, respectively under this Agreement.

Indemnity Agreements

  The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

Suiza Agreements

  Suiza is a majority shareholder in the Company. In 1998, Horizon entered into agreements with Suiza, a leading manufacturer and distributor of fresh milk and related dairy products. The Company's arrangement with Suiza includes processing and distribution agreements with certain of Suiza's subsidiaries. Horizon's relationship with Suiza includes five-year processing and distribution agreements with two of Suiza's subsidiaries. The processing and distribution agreements generally provide that both Model Dairy and Garelick Farms will distribute all SKUs of Horizon's organic fluid milk products which are available for sale in their respective territories. Amounts paid to Suiza and its subsidiaries under these agreements total $4,487,000 and $1,677,000 in 1999 and 1998, respectively.

  Management believes the terms of all of the foregoing transactions were fair to the Company and were no less favorable to the Company than would have been obtained from an unaffiliated third party in arms' length negotiations. All future transactions with affiliates will be subject to the approval of the Company's disinterested directors and will be on terms believed by such directors to be no less favorable to the Company than those available from unaffiliated third parties.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                              By Order of the Board of
                                              Directors

                                              /s/ Don J. Gaidano

                                              Don J. Gaidano
                                              Assistant Secretary

April 12, 2000

  A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1999 is available without charge upon written request to: Corporate Secretary, Horizon Organic Holding Corporation, 6311 Horizon Lane, Longmont, Colorado 80503.

                      HORIZON ORGANIC HOLDING CORPORATION

                        ANNUAL MEETING OF STOCKHOLDERS

                             Tuesday, May 16, 2000




--------------------------------------------------------------------------------


Horizon Organic Holding Corporation                                        proxy
--------------------------------------------------------------------------------


This proxy is solicited on behalf of the Company's Board of Directors.

The undersigned hereby appoints Charles F. Marcy and Don J. Gaidano (the "Proxies"), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Horizon Organic Holding Corporation (the "Company"), held of record by the undersigned on March 24, 2000, at the ANNUAL MEETING OF STOCKHOLDERS to be held on May 16, 2000, or any adjournment thereof.






THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS.


                     See reverse for voting instructions.

                              Please detach here


        The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. To elect four Directors to hold office until the 2003 Annual Meeting of Stockholders and until their successors are elected.

               01  Michelle Goolsby          02  Clark Mandigo II
               03  Paul B. Repetto           04  Richard L. Robinson

    [ ] Vote FOR all nominees (except as marked
    [ ] Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

--------------------------------------------

--------------------------------------------

2. To ratify and approve the appointment of KPMG LLP, independent auditors of the Company for its fiscal year ending December 31, 2000.

        [ ] For                 [ ] Against            [ ] Abstain

3. To ratify and approve the amendment of the Company's 1998 Equity Incentive Plan ("Plan") to increase the number of shares available for issuance under the Plan by 750,000 shares, to an aggregate of 1,500,000 shares.

        [ ] For                 [ ] Against            [ ] Abstain

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


Date __________________________

Address Change? Mark Box [ ]  Indicate changes below:

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Signature(s) in Box
Please vote, date and sign this proxy as your name is printed hereon. When signing as attorney, executory administrator, trustee, guardian, etc. give full title as such. If the stock is held jointly, each owner should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.